UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

MEDL MOBILE HOLDINGS, INC.

(Exact name of Registrant as specified in charter)

Nevada	333-166343	80-0194367
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

     18475 Bandilier Circle

Fountain Valley, California 92708

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 684-3490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

       .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a -12)

       . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)).

       .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e) -4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 31, 2013, MEDL Mobile Holdings, Inc., a Nevada corporation, (“MEDL” or the “Company”) completed a sale to one (1) investor pursuant to a Securities Purchase Agreement of 2,000,000 shares of the Company’s common stock at a price of $0.275 per share (“Financing”). The net proceeds of $550,000 will be used by MEDL for general working capital purposes.

On December 31, 2013, the Company and the investor also entered into an Amendment and Consent Agreement to amend certain terms of the March 28, 2012 Securities Purchase Agreement and Warrant agreements to, among other things, obtain consent for the Financing and eliminate certain restrictions placed on the Company (the “Amendments”).   In connection with the Amendment and Consent Agreement, the investor agreed to a warrant reset price of $0.30, instead of a warrant reset price of $.0275 that would have been required due to the Financing. Also in connection with the Amendment and Consent Agreement, the Company issued the investor 2,454,545 shares of the Company’s common stock so that the effective price per share of common stock sold in the March 28, 2012 $1,500,000 financing is equal to $0.275 per share, rather than $0.50 per share.

The foregoing descriptions of the Financing and the Amendments do not purport to be complete and are qualified in their entirety by reference to the Securities Purchase Agreement and the Amendment and Consent Agreement, which are Exhibits to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 3.02.

The shares of Common Stock issued in the Financing and the Amendments were offered and sold in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The purchaser represented to the Company that such purchaser is an “accredited investor” as such term is defined under Regulation D.  The Financing did not involve any form of general solicitation or general advertising.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.1	Securities Purchase Agreement
10.2	Amendment and Consent Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDL Mobile Holdings, Inc.

By:  /s/ Andrew Maltin

       Andrew Maltin

       Chief Executive Officer

       Dated: December 31, 2013